EXHIBIT 23.2

NOTICE REGARDING CONSENT OF ARTHUR ANDERSEN LLP

        Section 11(a) of the Securities Act of 1933, as amended (the “Securities Act”), provides that if any part of a registration statement at the time such part becomes effective contains an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein not misleading, any person acquiring a security pursuant to such registration statement (unless it is proved that at the time of such acquisition such person knew of such untruth or omission) may sue, among others, every accountant who has consented to be named as having prepared or certified any part of the registration statement, or as having prepared or certified any report or valuation which is used in connection with the registration statement, with respect to the statement in such registration statement, report or valuation which purports to have been prepared or certified by the accountant.

        This Form 10-K is incorporated by reference into the following previously filed registration statements of Roper Industries, Inc. (“Roper”): Registration Statements filed on Form S-8: Nos. 33-71094, 33-77770, 33-78026, 333-36897, 333-73139, 333-35672, 333-35666, 333-35648, and 333-59130 (collectively, the “Registration Statements”) and, for purposes of determining liability under the Securities Act, is deemed to be a new registration statement for each Registration Statement into which it is incorporated by reference.

        On May 14, 2002, Roper terminated its relationship with Arthur Andersen LLP (“Arthur Andersen”) as Roper’s independent public accountants and engaged PricewaterhouseCoopers LLP as its independent public accountants. After reasonable efforts, Roper was unable to obtain Arthur Andersen’s written consent to incorporate by reference into the Registration Statements Arthur Andersen’s audit report regarding Roper’s financial statements as of and for the year ended October 31, 2000. Under these circumstances, Rule 437a under the Securities Act and Rule 2-02 of Regulation S-X promulgated by the Securities and Exchange Commission permit Roper to file this Form 10-K without a written consent from Arthur Andersen. As a result, however, Arthur Andersen will have no liability under Section 11(a) of the Securities Act for any untrue statements of a material fact contained in the financial statements audited by Arthur Andersen or any omissions of a material fact required to be stated therein. Accordingly, you would be unable to assert a claim against Arthur Andersen under Section 11(a) of the Securities Act for any purchases of securities under the Registration Statements made on or after the date of the Form 10-K. However, to the extent provided in Section 11(b)(3)(C) of the Securities Act, other persons who are liable under Section 11(a) of the Securities Act, including Roper’s officers and directors, may still rely on Arthur Andersen’s original audit reports as being made by an expert for purposes of establishing a due diligence defense under Section 11(b) of the Securities Act.